Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS THIRD QUARTER NET INCOME OF $649 MILLION OR $1.18 PER DILUTED SHARE

SECOND CONSECUTIVE QUARTER OF RECORD NET INCOME

Riverwoods, IL, Sept. 22, 2011 – Discover Financial Services (NYSE: DFS) today reported net income of $649 million for the third quarter of 2011, as compared to $261 million for the third quarter of 2010.

Third Quarter Highlights

●	Discover card sales volume was an all-time record of $26.3 billion in the quarter, up 9% from the prior year.

●	Total loans grew 8% from the prior year to $54.1 billion and were up 3% from the prior quarter, with credit card loans up 2% from the prior year and 3% from the prior quarter.

●	The delinquency rate for credit card loans over 30 days past due continued to decline reaching a new record low of 2.43%. The credit card net charge-off rate declined to 3.85%.

●	Payment Services pretax income was $38 million. Transaction volume for the segment was $45 billion in the quarter, an increase of 15% from the prior year.

●	The company repurchased 8.4 million shares in the third quarter for $198 million.

“We achieved record results again this quarter as a result of further improvements in credit performance and record sales volume,” said David Nelms, chairman and chief executive officer of Discover. “In addition, we are very pleased to report the reemergence of year-over-year growth in Discover card receivables and continued strong growth in our personal loan and private student loan businesses. Our strong capital position has allowed us to continue to invest in growth. We also repurchased more than 8 million shares in the quarter."

Segment Results:

Direct Banking

Direct Banking pretax income of $1.0 billion in the third quarter of 2011 was a $614 million improvement from the third quarter of 2010.  Pretax income included $24 million related to The Student Loan Corporation.

Discover card sales volume grew 9% from the prior year to a record $26.3 billion.  The increase was driven by growth in spending from both new and existing customers, along with increased gas prices.  Credit card loans grew year-over-year for the first time since the second quarter of 2009, up 2% from the prior year.

Total loans ended the quarter at $54.1 billion, up 8% compared to the prior year.  Private student loans increased $3.8 billion, including the acquisition of $3.1 billion in loans in the first quarter of 2011, and personal loans increased $732 million.  This was partially offset by the sale of $1.5 billion in federal student loans driven by last years announced decision to exit this business.

Net interest margin was 9.26%, up 10 basis points from the prior year and 11 basis points from the second quarter of 2011.  Credit card yield was 12.46%, a decrease of 40 basis points from the prior year and 11 basis points from the prior quarter.  The decline in credit card yield reflects the impacts of the CARD Act, an increase in promotional rate balances, and an increase in customers who pay their balance in full, partially offset by lower interest charge-offs.  Interest expense as a percent of total loans decreased 40 basis points from the prior year and 20 basis points from the prior quarter as the company continued to take advantage of available low rate funding.

Net interest income increased $90 million, or 8%, from the prior year, primarily driven by an increase in loan balances related to the student loan acquisition and lower interest expense. This was partially offset by a decrease in interest income on credit cards due to the lower yield.

The delinquency rate for credit card loans over 30 days past due continued to decline from the prior quarter to another all-time low of 2.43%, an improvement of 196 basis points from the prior year, and 36 basis points from the prior quarter.  The credit card net charge-off rate decreased to 3.85% for the third quarter of 2011, down 388 basis points from the prior year and 116 basis points from the prior quarter.

Provision for loan losses of $100 million decreased $613 million, or 86%, from the prior year, driven by lower charge-offs and a reduction in the allowance for loan losses.  Principal charge-offs decreased $441 million from the prior year, as a result of the continued decline in delinquencies in 2011. In addition, improvement in the outlook for credit performance resulted in a reserve release of $359 million in the third quarter of 2011, versus a release of $187 million in the third quarter of 2010.

Other income decreased $15 million, or 3%, from the prior year. The third quarter of 2010 included a $20 million gain related to the liquidation of the company’s Golden Key investment.  An increase in net discount and interchange was offset by a decline in late fee income.

Expenses were up $74 million, or 14%, from the prior year, reflecting increased compensation costs, expenses related to The Student Loan Corporation, and investments in growth initiatives.

Payment Services

Payment Services pretax income of $38 million in the quarter was up $1 million, or 3%, from the prior year driven principally by a $3 million increase in revenues partially offset by a $2 million increase in expenses.  The increase in revenue was primarily driven by an increase in transactions on the PULSE network and higher margins.  The increase in expenses reflects investments related to enhancing infrastructure.

Payment Services dollar volume was $45 billion for the third quarter, up 15% from the prior year, driven by higher PULSE, Diners Club International and third-party issuer volume.  The number of transactions on the PULSE network increased 8%.

Conference Call and Webcast Information

The company will host a conference call to discuss its third quarter results on Thursday, Sept. 22, 2011, at 10:00 a.m. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Investors:
Craig Streem, 224-405-3575
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules related to financial regulatory reform, new laws and rules limiting or modifying certain credit card or student lending practices, new laws and rules affecting securitizations, funding and liquidity, and bank holding company regulations and supervisory guidance on the company's ability to execute its business strategies; the actions and initiatives of current and potential competitors; the company’s ability to manage its expenses; the company’s ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company’s ability to sustain and grow its private student loan business; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; restrictions on the company’s operations resulting from financing transactions; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; fraudulent activities or material security breaches of key systems; the company’s ability to introduce new products or services; the company’s ability to sustain its investment in new technology and manage its relationships with third-party vendors; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities. The company’s upcoming acquisition of the mortgage origination business of Tree.com, Inc. is subject to closing conditions including, among others, approvals of regulators and Tree.com, Inc. stockholders. The company’s upcoming acquisition of private student loans from Citibank, N.A. is subject to customary closing conditions.  For additional information regarding the pending acquisitions, see the company’s Current Reports on Form 8-K filed with the SEC on May 12, 2011 and September 1, 2011.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business – Competition,” “Business – Supervision and Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Reports on Form 10-Q for the quarters ended February 28, 2011 and May 31, 2011, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

DISCOVER FINANCIAL SERVICES
(unaudited, in millions, except per share statistics)
	Quarter Ended
	Aug 31, 2011	May 31, 2011	Aug 31, 2010
EARNINGS SUMMARY
Interest Income	$1,599	$1,573	$1,536
Interest Expense	362	380	389
Net Interest Income	1,237	1,193	1,147

Discount/Interchange Revenue	517	489	468
Rewards	234	223	194
Discount and Interchange Revenue, net	283	266	274
Fee Products Revenue	108	105	104
Loan Fee Income	84	81	92
Transaction Processing Revenue	44	45	40
Other Income	33	47	54
Total Other Income	552	544	564

Revenue Net of Interest Expense	1,789	1,737	1,711

Provision for Loan Losses	100	176	713

Employee Compensation and Benefits	242	230	204
Marketing and Business Development	133	124	131
Information Processing & Communications	64	66	62
Professional Fees	106	105	85
Premises and Equipment	18	18	18
Other Expense	79	92	66
Total Other Expense	642	635	566

Income Before Income Taxes	1,047	926	432
Tax Expense	398	326	171
Net Income	$649	$600	$261

Net Income Allocated to Common Stockholders	$642	$593	$258

PER SHARE STATISTICS
Basic EPS	$1.18	$1.09	$0.47
Diluted EPS	$1.18	$1.09	$0.47
Common Stock Price (period end)	$25.16	$23.84	$14.51
Dividend declared per share	$0.06	$0.06	$0.02
Book Value per share	$14.88	$13.79	$11.22

SEGMENT- INCOME BEFORE INCOME TAXES
Direct Banking	$1,009	$883	$395
Payment Services	38	43	37
Total	$1,047	$926	$432

BALANCE SHEET SUMMARY
Total Assets	$65,726	$63,438	$60,058
Total Liabilities	$57,720	$55,915	$53,947
Total Equity	8,006	7,523	6,111
Total Liabilities and Stockholders' Equity	$65,726	$63,438	$60,058

TOTAL LOAN RECEIVABLES STATISTICS
Ending Loans 1, 2	$54,082	$52,510	$50,131
Average Loans 1, 2	$53,013	$51,727	$49,687

Interest Yield	11.83%	11.93%	12.16%
Net Principal Charge-off Rate	3.43%	4.42%	7.18%
Net Principal Charge-off Rate Excluding PCI Loans 3	3.63%	4.69%	7.18%
Delinquency Rate (over 30 days) 3	2.35%	2.68%	4.16%
Delinquency Rate (over 90 days) 3	1.17%	1.44%	2.19%
Net Charge-off Dollars	$459	$577	$900
Loans Delinquent Over 30 Days 3	$1,203	$1,329	$2,083
Loans Delinquent Over 90 Days 3	$599	$715	$1,099

Allowance for Loan Loss (period end)	$2,273	$2,632	$3,744
Change in Loan Loss Reserves	($359)	($401)	($187)
Reserve Rate 4	4.20%	5.01%	7.47%
Reserve Rate Excluding PCI Loans 3, 4	4.44%	5.31%	7.47%

CREDIT CARD LOANS STATISTICS
Ending Loans	$46,178	$44,961	$45,248
Average Loans	$45,343	$44,288	$44,905

Interest Yield	12.46%	12.57%	12.86%
Net Principal Charge-off Rate	3.85%	5.01%	7.73%
Delinquency Rate (over 30 days)	2.43%	2.79%	4.39%
Delinquency Rate (over 90 days)	1.22%	1.51%	2.35%
Net Charge-off Dollars	$440	$559	$875
Loans Delinquent Over 30 Days	$1,121	$1,256	$1,986
Loans Delinquent Over 90 Days	$565	$681	$1,062

Allowance for Loan Loss (period end)	$2,154	$2,519	$3,647
Change in Loan Loss Reserves	($365)	($420)	($179)
Reserve Rate	4.66%	5.60%	8.06%

Total Discover Card Volume	$28,455	$26,927	$25,553
Discover Card Sales Volume	$26,271	$24,844	$23,993

NETWORK VOLUME
PULSE Network	$35,109	$36,719	$30,582
Third-Party Issuers	1,984	1,838	1,794
Diners Club International 5	7,660	7,380	6,542
Total Payment Services	44,753	45,937	38,918
Discover Network - Proprietary	27,133	25,684	24,880
Total	$71,886	$71,621	$63,798

1 Total Loans includes mortgages and other loans.

2 Purchased Credit Impaired ("PCI") loans were acquired in The Student Loan Corporation transaction on December 31, 2010. PCI loans are loans for which a deterioration in credit quality occurred between the origination date and the acquisition date.  These loans were initially recorded at fair value and accrete interest income over the estimated lives of the loans as long as cash flows are reasonably estimable, even if the loans are contractually past due. PCI loans are private student loans and are included in total loan receivables.

3 Excludes PCI loans (described above) that were acquired as part of The Student Loan Corporation transaction which are accounted for on a pooled basis.  Since a pool is accounted for as a single asset with a single composite interest rate and aggregate expectation of cash flows, the past-due status of a pool, or that of the individual loans within a pool, is not meaningful.  Because the company is recognizing interest income on a pool of loans, it is all considered to be performing.

4 The Reserve Rate includes federal student loans held for sale.

5 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

  Note:  See Glossary for definitions of financial terms in the financial supplement which is available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

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